Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. APPOINTS
RICHARD J. HIPPLE TO BOARD OF DIRECTORS

Bristol, Connecticut, December 8, 2017 --- Barnes Group Inc. (NYSE: B) today announced that Richard J. Hipple has been elected to the Company’s Board of Directors, effective immediately.

Richard J. Hipple is currently the Executive Chairman of Materion Corporation, a publicly-held global manufacturer of highly engineered advanced materials and coatings used in a broad range of applications and markets. Mr. Hipple, has served as Executive Chairman since March 2017, and will be retiring from this position at the end of 2017. Previously, he served as Materion’s Chairman and Chief Executive Officer from 2006 to 2017, and President and Chief Operating Officer from 2005 to 2006. Prior to Materion, Mr. Hipple served in the steel industry in a number of capacities, including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management, including President. He has served on the board of Ferro Corporation since 2007, a leading supplier of technology-based functional coatings and color solutions, and the board of KeyCorp. since 2012, a bank-based financial services company.

Mr. Hipple is a trustee for the Manufacturers Alliance for Productivity and Innovation, Inc., Chairman of the Trustees of the Cleveland Institute of Music, and a director of the Greater Cleveland Partnership.

“We are extremely pleased to welcome Dick to our Board,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “His extensive executive management and leadership experience with a global manufacturer of high performance engineered materials and his broad involvement in domestic and international acquisitions will be a significant asset to the Board. We look forward to his valuable contributions as a Director.”

Mr. Hipple received his bachelor’s degree in engineering from Drexel University.

ABOUT BARNES GROUP
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Investor Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070